Exhibit 99.1

InsWeb Reports First Quarter Results

SACRAMENTO, Calif., May 2, 2005 — InsWeb Corp. (Nasdaq: INSW) today announced results for the first quarter ended March 31, 2005.  Revenues for the first quarter increased to $5.7 million, compared to $3.9 million in the fourth quarter of 2004 and $4.1 million in the first quarter of 2004.  InsWeb’s net loss for the quarter was $1.4 million, or $0.30 per share.  This compares to a net loss of $2.2 million, or $0.46 per share, in the fourth quarter of 2004 and to a net loss in the first quarter of 2004 of $2.0 million, or $0.42 per share.

“We are pleased to report our third consecutive quarter of sequential revenue growth,” said Hussein Enan, chairman and CEO of InsWeb.  “Total revenues grew 47% from the preceding fourth quarter and 40% year-over-year, as we benefited from positive returns from our online advertising efforts, and to a lesser extent, first quarter seasonality.  We attracted a significantly higher number of consumers, over one million, while also decreasing the average marketing cost per consumer thanks to the increasing effectiveness of our direct marketing programs.  We also narrowed our net loss during the quarter and reduced our cash burn from operations from the fiscal 2004 run-rate.”

“Revenues from our auto offering increased 51% sequentially, due in large part to the expansion of our agent network program, which provides consumer leads to local personal lines insurance agents.  We also experienced a 46% increase in term life revenues over the fourth quarter of 2004, due primarily to the successful ramping-up of our term life agency. Overall, we are encouraged by our progress and believe we are on track to continue our operational improvements over the course of the year,” concluded Mr. Enan.

Financial Highlights and Metrics:

Revenues:	Mar 31, 2005	Dec 31, 2004	Mar 31, 2004

Transaction fee revenues:
Auto insurance	$4,698,000	$3,118,000	$2,736,000
Term life insurance	828,000	569,000	1,033,000
Other insurance offerings	80,000	54,000	61,000
	5,606,000	3,741,000	3,830,000

Development and maintenance fees	88,000	123,000	225,000
Total revenues	$5,694,000	$3,864,000	$4,055,000

Marketing cost per consumer	$2.89	$3.31	$2.53
Total revenue per consumer	$5.22	$5.22	$5.53

Definitions:

“Direct marketing costs”	Represents expenses incurred by InsWeb to drive consumer traffic to InsWeb’s online insurance marketplace;

“Number of consumers”	Represents a consumer who has started an InsWeb application;

“Per consumer information”	Represents transaction revenue earned or marketing costs incurred per consumer who has started an application.

In the first quarter of 2005, total revenues were up 47% from the fourth quarter of 2004, a result of increased consumer participation due to the impact of InsWeb’s direct marketing efforts and typical seasonality.  Direct marketing expense increased in absolute dollars but decreased as a percent of revenues to 55%.  Marketing cost per consumer decreased by 13%, while total revenue per consumer remained flat.

Auto Marketplace:	Mar 31, 2005	Dec 31, 2004	Mar 31, 2004

Auto insurance revenues	$4,698,000	$3,118,000	$2,736,000
Number of consumers	968,000	635,000	585,000
Revenue per consumer	$4.85	$4.91	$4.68

Auto insurance revenues increased 51% sequentially from the fourth quarter of 2004, reflecting a similar increase in the total number of auto insurance consumers.

Term Life Marketplace:	Mar 31, 2005	Dec 31, 2004	Mar 31, 2004

Term life insurance revenues	$828,000	$569,000	$1,033,000
Number of consumers	93,000	83,000	100,000
Revenue per consumer	$8.90	$6.86	$10.33

Revenue per life insurance consumer increased from the preceding fourth quarter, reflecting an increased number of closed policies and the transition to a commission-based revenue model.  This trend is expected to continue in the second quarter as the InsWeb term life agency continues to ramp-up.

Other Financial Highlights:

•                  Cash and short-term investments at March 31, 2005 were $14.3 million;

•                  Accounts receivable at quarter end were $2.2 million, representing 26 days sales outstanding;

•                  Total staff was 107 as of March 31, 2005, compared to 109 as of December 31, 2004.

In a previous release, InsWeb announced that on March 31, 2005 it purchased 755,821 shares of InsWeb Corporation common stock, consisting of 531,947 shares held by Nationwide Mutual Insurance Company and 223,874 shares held by Century Capital Partners, L.P. These shares represented 16% of InsWeb Corporation’s total outstanding Common Stock and were purchased for $1.7 million, or $2.30 per share. Following these transactions, InsWeb had 4,042,801 shares of common stock outstanding.

About InsWeb

InsWeb (Nasdaq: INSW) enables consumers to compare multiple, actionable quotes for auto, term life, health, homeowners, renters and condominium insurance offerings from many of the nation’s highly rated insurers. The top-rated online insurance marketplace also provides live customer service, interactive tools and independent research. Headquartered in Sacramento, Calif., InsWeb is accessible at www.insweb.com.

For further information regarding InsWeb Corporation, please review the Company’s filings the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in particular Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This news release contains forward-looking statements reflecting management’s current forecast of certain aspects of the Company’s future. It is based on current information, which we have assessed, but which by its nature is dynamic and subject to rapid and even abrupt changes. Forward-looking statements include statements regarding: projected future revenues, expenses and financial position; marketing and consumer acquisition; the results of certain strategic initiatives; increased or decreased participation by insurance companies; product and technological implementations; and projected expenditures and growth. The Company’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the Company’s business, which include, but are not limited to: variations in consumer usage of the internet to shop for and purchase insurance; the willingness and capability of insurance companies or other insurance entities to offer their products or instant quotes on the Company’s website or through the Company’s licensed subsidiaries; changes in the Company’s relationships with existing insurance companies, including changes due to consolidation within the insurance industry; further changes in the Company’s relationships with existing insurance companies, including changes due to consolidation within the insurance industry; changes in the Company’s relationship with strategic and/or marketing partners; the Company’s ability to attract and integrate new insurance companies and strategic partners; implementation of competing Internet strategies by existing and potential insurance Company participants; implementation and consumer acceptance of new product or service offerings, such as policy fulfillment and other agency based services; the outcome of litigation in which the Company is a party; implementation and acceptance of new initiatives; insurance and financial services industry regulation; competition in all aspects of the Company’s business; fluctuations in operating results; or other unforeseen factors. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company’s filings with the Securities and Exchange Commission.

“INSWEB” is a registered service mark of InsWeb Corporation. All marks above are those of InsWeb Corporation, except for those of insurance insurers, brokers, agents, industry organizations, financial institutions, online partners, service providers, other mentioned companies and educational institutions, which are the marks of their respective entities.

INSWEB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

[ Amounts in thousands, except net loss per share ]

[unaudited]

	Three months ended
	March 31,
	2005	2004
Revenues:
Transaction fees	$5,606	$3,830
Development and maintenance fees	88	225
Total revenues	5,694	4,055

Operating expenses:
Technology	1,372	1,470
Sales and marketing	4,702	3,334
General and administrative	1,132	1,282
Total operating expenses	7,206	6,086
Loss from operations	(1,512)	(2,031)
Interest and other income	92	71
Net loss	$(1,420)	$(1,960)

Net loss per share — basic and diluted	$(0.30)	$(0.42)

Weighted average shares used in computing netloss per share — basic and diluted (1)	4,785	4,664

(1) Shares used in the computation of net income loss of common stock are based on the weighted average number of shares outstanding in each period. Potentially dilutive stock options are not included in the computation of the diluted net loss per share as the effect would be antidilutive.

INSWEB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

[Amounts in thousands]

[unaudited]

	March 31,	December 31,
	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$7,865	$9,334
Short-term investments	6,476	8,145
Total cash and short-term investments	14,341	17,479
Accounts receivable, net	2,246	1,025
Prepaid expenses and other current assets	468	707
Total current assets	17,055	19,211

Property and equipment	686	814
Other assets	421	450
Total assets	$18,162	$20,475

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,913	$1,248
Accrued expenses	3,604	3,456
Deferred revenue	65	56
Total current liabilities	5,582	4,760

Commitments and contingencies

Shareholders’ equity:
Common stock	7	7
Paid-in capital, less treasury stock	196,642	198,357
Accumulated deficit	(184,069)	(182,649)
Total shareholders’ equity	12,580	15,715
Total liabilities and shareholders’ equity	$18,162	$20,475